FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Carroll Wallace, CFO	Bill Marino, Managing Partner
Exabyte Corporation	SJI, Ltd. (for Exabyte)
303-417-7049	303-988-5133
cwallace@exabyte.com	bmarino@sjiltd.com

Exabyte Engages St. Charles Capital to Review Strategic Business Alternatives

Boulder, Colorado – June 30, 2006 – Exabyte Corporation (OTCBB: EXBY), a leading innovator in tape backup, restore and archival systems, today announced that it has retained St. Charles Capital LLC, a Denver-based investment banking firm, to assist it in reviewing strategic business alternatives, including the merger or sale of the Company. The engagement is currently in process; however, the Company does not have a definitive timeline for its completion.

St. Charles Capital provides merger and acquisition, fundraising and financial advisory services to middle-market companies in the information technology, healthcare, financial institution and manufacturing, services and distribution industries.

About Exabyte Corporation

Exabyte Corporation is a leading innovator and provider of tape storage products. For more than 20 years, the Company has raised industry standards in engineering quality for tape drives and tape automation. Exabyte’s groundbreaking VXA Packet Technology is the capacity, speed, reliability, and value leader in small-to-midsize business tape storage and tape automation solutions. With patented and award-winning VXA Packet Technology and ExaBotics™, Exabyte’s VXA™ and LTO™ (Ultrium™) products are ideally suited for SMB and departmental servers, workstations, LANs, and SANs. Exabyte has a worldwide network of OEM, distributor and reseller partners that share the company’s commitment to innovation and customer service, including IBM, Apple, Fujitsu Siemens Computers, Fujitsu Ltd., Imation, CDW, Tech Data, and Ingram Micro. The company is also a founding member of the VXA Alliance, an industry group focused on providing information and education to the marketplace on the benefits of the VXA Packet tape format. For more information, call 1-800-EXABYTE or visit www.exabyte.com.

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The foregoing contains forward-looking statements related to the Company’s products and business prospects. Such statements are subject to one or more risks. The actual results that the Company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of the business and product transitions and other such risks as noted in the Company’s 2005 Form 10-K and subsequent Form 10-Qs.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.